Exhibit 10.15

ADMINISTRATIVE SERVICES AGREEMENT

This ADMINISTRATIVE SERVICES AGREEMENT dated as of                         , 2008 (this “Agreement”), is entered into by and between Rhino Resources, Inc., a Delaware corporation (“Rhino”), and Wexford Capital LLC, a Connecticut limited liability company (“Wexford”).  Rhino and Wexford sometimes hereinafter are referred to each as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, Wexford has been providing certain services to Rhino Energy LLC, a Delaware limited liability company and its subsidiaries (collectively “Energy”);

WHEREAS, Energy will become a wholly owned subsidiary of Rhino in connection with Rhino’s initial public offering;

WHEREAS, Wexford is willing to continue to provide such services to Rhino as it has previously provided to Energy, and Rhino desires to receive such services from Wexford, all upon the terms and subject to the conditions herein contained;

WHEREAS, Wexford is performing Wexford Services on an a fully allocated cost basis.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1.               Services.  Wexford hereby agrees to provide to Rhino and its subsidiaries services similar to those which historically have been provided to Energy by Wexford (“Wexford Services”).  Wexford Services shall include, without limitation, legal services and assistance with financing transactions.  Wexford shall provide Wexford Services at such times as are reasonably requested by Rhino, provided that the performance of such Wexford Services would not reasonably be expected to interfere materially with Wexford’s operations and other responsibilities.  Wexford Services may not be expanded except in accordance with Section 9 of this Agreement.

Section 2.               Service Period.  Wexford shall provide Wexford Services to Rhino for such period of time as they shall mutually agree (the “Service Period”).  Rhino may terminate its receipt of some or all of Wexford Services, upon thirty (30) days advance written notice.

Section 3.               Compensation.  In order to reimburse Wexford for costs incurred in connection with providing Wexford Services, Rhino shall pay to Wexford promptly on receipt of quarterly invoices based on (a) the hours spent by each employee in providing Wexford Services and Wexford’s actual and documented out of pocket expenses incurred  in connection with Wexford Services or (b) as Rhino and Wexford otherwise agree.

Section 4.               Indemnification.  Rhino shall indemnify and hold harmless Wexford, and its officers, directors, employees, stockholders, agents and representatives (collectively, “Wexford Indemnitees”) from and against any and all losses, liabilities, damages, claims, and expenses (including reasonable attorneys’ fees and expenses) suffered or incurred by any Wexford Indemnitee that arise out of or are related to any action taken by Wexford or any of its employees taken while performing Wexford Services for the benefit of, or on behalf of, Rhino; provided, however, that the Wexford Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Wexford Indemnitee is seeking indemnification pursuant to this Section 4 engaged in gross negligence or willfull misconduct.

Section 5.               Relationship of the Parties.  Wexford shall be retained by Rhino only for the purposes and to the extent set forth in this Agreement, and shall serve Rhino solely as an independent contractor.  Neither Party shall have any authority to enter into agreements or commitments on behalf of the other Party or to bind the other Party in any respect, except as expressly authorized in writing by such other Party.  Wexford shall be entitled to receive any payments from Rhino by way of compensation, expenses, reimbursements or otherwise in respect of Wexford, except for the reimbursement to be paid as set forth herein.  Nothing contained herein shall be construed as making either Party, or any of its employees, an employee, officer, director or owner of any other Party hereto.

Section 6.               Waivers and Consents.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by Rhino and Wexford.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given.

Section 7.               Notices.  All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving Party’s address set forth below or to such other address as a Party may designate by notice hereunder, and shall be either (a) delivered by hand, (b) made by confirmed facsimile transmission, (c) sent by overnight courier, or (d) sent by certified or registered mail, return receipt requested, postage prepaid.

If to Wexford:

Wexford Capital LLC 411 West Putnam Avenue Greenwich, Connecticut 06830 Attention: General Counsel Fax:

and if to Rhino:

Rhino Resources, Inc. 3120 Wall Street, Suite 310 Lexington, Kentucky 40513 Attention: General Counsel Fax: (853) 389-6588

All notices, requests, consents and other communications hereunder shall be deemed to have been received:  (a) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above; (b) if made by facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise; (c) if sent by overnight courier, on the next business day following the day such mailing is made; or (d) if sent by certified or registered mail, return receipt requested, on the date indicated as the receipt date on such returned receipt, or on the 5th day following the time of such mailing thereof to such address (or in the case that such 5th day is a Saturday, Sunday or a legal holiday, on the immediately following business day), if a receipt is not returned.

Section 8.               Successors and Assigns.  This Agreement may not be assigned in whole or in part without the written consent of all of the non-assigning Parties.  This Agreement shall be binding upon and inure to the benefit of Rhino and Wexford, and each of their respective successors and assigns.

Section 9.               Entire Agreement/Amendment.  This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and except as otherwise provided herein, supersedes all prior agreements or understandings written or oral in respect thereof.  This Agreement may be amended or modified at any time or from time to time only by a written instrument specifically stating that such written instrument is intended to amend or modify this Agreement signed by the Parties hereto.

Section 10.             Severability.  The provisions of this Agreement shall be regarded as divisible, and if any of said provisions or any part hereof are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts hereof and the applicability thereof shall not be affected thereby.

Section 11.             Governing Law.  This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

Section 12.             Headings.  The paragraph headings contained herein are for convenience and reference only and shall not be given effect in the interpretation of any term or condition of this Agreement.

Section 13.             Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WEXFORD CAPITAL LLC

By:
Arthur H. Amron
Partner

RHINO RESOURCES, INC.

By:
Nicholas R. Glancy
President and Chief Executive Officer

SIGNATURE PAGE

ADMINISTRATIVE SERVICES AGREEMENT